Exhibit 3.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED BYE-LAWS
OF
ALPHA AND OMEGA SEMICONDUCTOR LIMITED

Pursuant to Section 167 of the Amended and Restated Bye-laws (the “Bye-laws”) of Alpha and Omega Semiconductor Limited (the “Company”), an exempt limited liability company organized under the laws of Bermuda, the shareholders of the Company hereby authorize by way of an ordinary resolution the following amendment to the Bye-laws:

1.    Section 3(1) of the Bye-laws shall be amended and restated in its entirety as follows:

“3. (1) The share capital of the Company at the date on which these Bye-laws come into effect shall be divided into 100,000,000 common shares of $0.002 each (“Common Shares”) and 10,000,000 preferred shares of $0.002 each (“Preferred Shares”).”

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Bye-laws to be executed by its duly authorized officer on the date set forth below.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
By:	/s/ Yifan Liang
Name: Yifan Liang Office: Chief Financial Officer and Corporate Secretary

Date :	November 8, 2017

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